Exhibit 99.1

Synergy Announces Intention to Deregister and Terminate Reporting Obligations.

WESTBROOK, ME, June 30, 2020 – Synergy CHC Corp (OTCM: SNYR) (the “Company”), a consumer healthcare company, intends to file a Form 15 with the SEC to voluntarily effect the deregistration of its Common Stock. Upon the filing of the Form 15, the Company’s obligations to file certain reports with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K will immediately be suspended.

Chief Executive Officer, Chief Financial Officer and Chairman Jack Ross stated “We believe terminating our reporting obligations will result in significant cost reductions which will be to the benefit of the Company and its shareholders. We are currently evaluating the best time to file the Form 15.”

Contact:
Jack Ross, Chairman / CEO
Synergy CHC Corp.
jack@synergychc.com
902-237-1220